EXECUTION VERSION

PICA FSS REINSURANCE AGREEMENT

Between

THE PRUDENTIAL INSURANCE COMPANY OF AMERICA

(referred to as the Ceding Company) and
GREAT-WEST LIFE & ANNUITY INSURANCE COMPANY OF NEW YORK

(referred to as the Reinsurer)

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TABLE OF CONTENTS

ARTICLE I. DEFINITIONS    1
Section 1.1.    Definitions    1
ARTICLE II. BASIS OF REINSURANCE AND BUSINESS REINSURED.    11
Section 2.1.    Coverage    11
Section 2.2.    Separate Account Statutory Reserves    12
Section 2.3.    Insurance Contract Changes    12
Section 2.4.    Liability    12
Section 2.5.    Indemnity Reinsurance    13
Section 2.6.    Territory    13
Section 2.7.    Reinstatements and Conversions    13
Section 2.8.    Producer Payments    13
ARTICLE III. MODCO ACCOUNT    14
Section 3.1.    Modco Account    14
ARTICLE IV. PAYMENT AND SETTLEMENTS; ADMINISTRATION    14
Section 4.1.    Initial Premium    14
Section 4.2.    Ceding Commission    14
Section 4.3.    Additional Consideration    14
Section 4.4.    Contract Administration    17
Section 4.5.    Defenses    17
Section 4.6.    Guaranty Association Assessments, Escheat and Unclaimed
Property Liabilities and Premium Taxes    17
Section 4.7.    Non-Guaranteed Elements    17
Section 4.8.    Offset    17
Section 4.9.    Certain Reports from the Reinsurer    18
Section 4.10. Net Settlement    18
ARTICLE V. LICENSES; RESERVE CREDIT; SECURITY    20
Section 5.1.    Licenses; Reserve Credit    20
Section 5.2.    Security    20
Section 5.3.    Trust Account and Settlements    20
Section 5.4.    Authorized Investments    21
Section 5.5.    Deposit of Assets    21
Section 5.6.    Withdrawal of Assets from the Trust Account    21
Section 5.7.    Adjustment of Security and Withdrawals    23
Section 5.8.    Termination of Trust Account    25
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ARTICLE VI. OVERSIGHTS; COOPERATION    25
Section 6.1.    Oversights    25
Section 6.2.    Cooperation    25
ARTICLE VII. INSOLVENCY.    26
Section 7.1.    Insolvency of the Ceding Company    26
Section 7.2.    Insolvency of the Reinsurer    26
ARTICLE VIII. DURATION; RECAPTURE    26
Section 8.1.    Duration    26
Section 8.2.    Survival    27
Section 8.3.    Recapture    27
Section 8.4.    Recapture Payments    28
ARTICLE IX. INDEMNIFICATION    29
Section 9.1.    Reinsurer’s Obligation to Indemnify    29
Section 9.2.    Ceding Company’s Obligation to Indemnify    29
Section 9.3.    Certain Procedures    30
ARTICLE X. DAC TAX    30
Section 10.1. DAC Tax Election    30
Section 10.2. Definitions    30
ARTICLE XI. OPTION LETTERS; ASSUMPTION CERTIFICATES; NOVATION    31
Section 11.1. Novation    31
Section 11.2. Licenses; Regulatory Approvals for Novation    31
Section 11.3. Option Letter    32
Section 11.4. Novated Contracts    32
Section 11.5. Effect of Assumption    33
ARTICLE XII. GENERAL PROVISIONS    34
Section 12.1. Expenses    34
Section 12.2. Notices    34
Section 12.3. Entire Agreement    35
Section 12.4. Severability    35
Section 12.5. Assignment    35
Section 12.6. Waivers and Amendments    35
Section 12.7. Governing Law; Submission to Jurisdiction; Waiver of Jury Trial    35
Section 12.8. Rules of Construction    36
Section 12.9. No Third Party Beneficiaries    37
Section 12.10. Execution in Counterparts    37
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Section 12.11. Treatment of Confidential Information    37
Section 12.12. Incontestability    37

INDEX OF SCHEDULES

Schedule 1.1(a)    Fair Market Value Methodologies Schedule 1.1(b)    Employee Producer Arrangements Schedule 1.1(c)    Reinsured Policies
Schedule 1.1(d)    Separate Accounts
Schedule 1.1(e)    Commingled Separate Accounts Schedule 8.4    Terminal Settlement
Schedule 11.3(d)    Required Parties

INDEX OF EXHIBITS

Exhibit A    Form of Settlement Statement and Modco Reserve Adjustment Exhibit B    Form of Security and Control Agreement

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REINSURANCE AGREEMENT

THIS REINSURANCE AGREEMENT (this “Agreement”) is made and entered into on April 1, 2022 (the “Inception Date”) and effective as of the Effective Time by and between The Prudential Insurance Company of America, a New Jersey-domiciled life insurance company (the “Ceding Company”), and Great-West Life & Annuity Insurance Company of New York, a New York-domiciled insurance company (the “Reinsurer”). For purposes of this Agreement, the Ceding Company and the Reinsurer shall each be deemed a “Party.”

WHEREAS, Prudential Financial, Inc. and Great-West Life & Annuity Insurance Company have entered into that certain Master Transaction Agreement dated as of July 20, 2021 (as amended, the “Master Transaction Agreement”);

WHEREAS, as contemplated by the Master Transaction Agreement, upon the terms and subject to the conditions set forth herein, the Ceding Company wishes to cede to the Reinsurer, and the Reinsurer wishes to accept and reinsure, one hundred percent (100%) of the General Account Liabilities on a coinsurance basis and one hundred percent (100%) of the Separate Account Liabilities on a modified coinsurance basis;

WHEREAS, the Ceding Company wishes to appoint the Reinsurer to provide administrative and other services with respect to the Reinsured Policies, and the Reinsurer, as Administrator, desires to provide such administrative services and other services pursuant to the Administrative Services Agreement; and

WHEREAS, simultaneously with the execution and delivery of this Agreement on the date hereof, the Ceding Company, the Reinsurer and the Trustee will enter into the Trust Agreement pursuant to which the Trustee shall hold assets as security for the satisfaction of the obligations of the Reinsurer to the Ceding Company under this Agreement.

NOW, THEREFORE, in consideration of the mutual and several promises and undertakings herein contained, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Ceding Company and the Reinsurer agree as follows:

ARTICLE I. DEFINITIONS
Section 1.1.    Definitions. Any capitalized term used but not defined herein shall have
the meaning set forth in the Master Transaction Agreement.    The following terms have the respective meanings set forth below throughout this Agreement:

“Accounting Period” means each calendar quarter during the term of this Agreement or any fraction thereof ending on the Recapture Date or the date this Agreement is otherwise terminated in accordance with Section 8.3(b), as applicable.

“Accounting Principles” has the meaning set forth in the Master Transaction Agreement.

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“Action” has the meaning set forth in the Administrative Services Agreement. “Additional Consideration” has the meaning set forth in Section 4.3.
“Administrative Services Agreement” means the Administrative Services Agreement entered into between the Ceding Company and the Reinsurer as of the date hereof.

“Administrator” means the Reinsurer in its capacity as administrator under the Administrative Services Agreement.

“Affiliate” has the meaning set forth in the Master Transaction Agreement. “Agreement” has the meaning set forth in the preamble.
“Ancillary Agreements” has the meaning set forth in the Master Transaction Agreement.

“Applicable Jurisdiction” means the Ceding Company Domiciliary State; provided, however, that if (a) there is a repeal or amendment or other modification to the provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act (Pub.L. 111-203, H.R. 4173) that would authorize a Governmental Entity in any jurisdiction of the United States as to which the Ceding Company is licensed to transact business to apply the applicable rules for credit for reinsurance in such jurisdiction to the Ceding Company and (b) the Laws of such jurisdiction obligate the Ceding Company to comply therewith in order to receive statutory financial statement credit in such jurisdiction, then “Applicable Jurisdictions” shall mean, collectively, the Ceding Company Domiciliary State and any such other U.S. jurisdiction.

“Assumption Date” has the meaning set forth in Section 11.4.

“Authorized Investments” has the meaning set forth in the Trust Agreement.

“Book Value” means, as of any date of determination, with respect to any Authorized Investment, the sum of (a) statutory book value of such asset on the books of the Reinsurer, calculated in accordance with SAP applicable to the Reinsurer, plus (b) the dollar amount of investment income due and accrued thereon as of such date (to the extent not otherwise taken into account in clause (a)).

“Business Day” has the meaning set forth in the Master Transaction Agreement.

“Ceding Commission” means the portion of the Ceding Commission (as defined in the Master Transaction Agreement) allocable to the Reinsured Policies.

“Ceding Company” has the meaning set forth in the preamble.

“Ceding Company Domiciliary State” means the State of New Jersey, or, if the Ceding Company changes its state of domicile to another state within the United States, such other state; provided that if the Ceding Company changes its state of domicile to the State of New York or the State of California, the Ceding Company Domiciliary State shall be deemed the State of New Jersey or any other jurisdiction (other than the State of New York or the State of California) in

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which the Ceding Company was last domiciled prior to such redomestication to the State of New York or the State of California, as applicable.

“Ceding Company Indemnified Parties” has the meaning set forth in Section 9.1. “Closing” has the meaning set forth in the Master Transaction Agreement. “Closing Date” has the meaning set forth in the Master Transaction Agreement.
“Code” means the United States Internal Revenue Code of 1986, as amended, and the United States Treasury Regulations promulgated thereunder.

“Collateral” has the meaning set forth in Section 4.3(d).

“Commingled Separate Accounts” means the Separate Accounts that contain both Reinsured Policies and other Policies issued by the Ceding Company, as identified on Schedule 1.1(e).

“Company Action Level RBC” means, at any date of determination, [REDACTED] of the authorized control level risk based capital of the Reinsurer determined in accordance with the applicable Law of the state of domicile of the Reinsurer.
“Effective Time” has the meaning set forth in the Master Transaction Agreement. “Estimated Reinsurance Settlement Statement” has the meaning set forth in the Master
Transaction Agreement.

“Excluded Liabilities” means (a) all Extra-Contractual Obligations (including, notwithstanding anything to the contrary in Article XI, any Extra-Contractual Obligations with respect to Reinsured Policies that become Novated Contracts arising or relating to events prior to the applicable novation) other than Reinsurer Extra-Contractual Obligations, (b) Liabilities to the extent resulting from any change made after the Effective Time to (i) the terms of a Reinsured Policy unless such change was made in compliance with Section 2.3 or Section 4.7, as applicable, or (ii) the terms of any Producer Agreements that relate to any Reinsured Policies unless such change was made in compliance with Section 2.8 and (c) any ex gratia payments made by or on behalf of the Ceding Company (other than ex gratia payments made by or at the direction of the Administrator).

“Extra-Contractual Obligations” means all Liabilities to any Person arising out of or relating to the Reinsured Policies (other than Liabilities arising under the express terms and conditions and within the policy limits of the Reinsured Policies), including, without limitation, any loss in excess of the limits arising under or covered by any Reinsured Policy, any liability for fines, penalties, taxes, fees, forfeitures, compensatory, consequential, punitive, exemplary, special, treble, bad faith, tort, statutory or any other form of extra-contractual damages, as well as all legal fees and expenses relating thereto, which Liabilities arise out of, result from or relate to, any act, error or omission, whether or not intentional, negligent, fraudulent, in bad faith or otherwise (actual or alleged), arising out of or relating to the Reinsured Policies, including,

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without limitation, in relation to (i) the form, sale, marketing, distribution, underwriting, production, issuance, cancellation or administration of the Reinsured Policies, (ii) the investigation, defense, prosecution, trial, settlement (including the failure to settle) or handling of claims, benefits, or payments under the Reinsured Policies, (iii) the failure to pay or the delay in payment or errors in calculating or administering the payment of benefits, claims or any other amounts due or alleged to be due under or in connection with the Reinsured Policies, (iv) interest, fines or penalties with respect to escheat and unclaimed property Liabilities or (v) the failure of any Reinsured Policy to comply with its intended tax treatment.

“Fair Market Value” means, as of any date of determination, (i) as to cash, the face amount thereof and (ii) as to an asset other than cash, the fair market value of an asset determined in accordance with the methodologies, procedure and policies set forth on Schedule 1.1(a).

“FMV Event” means that the Reinsurer’s RBC Ratio as of any calendar quarter-end is below [REDACTED] and the Reinsurer has not cured such shortfall within sixty (60) calendar days after the applicable RBC Reporting Deadline.

“FSS Business” has the meaning set forth in the Master Transaction Agreement.

“General Account Liabilities” means the Policy Liabilities other than the Separate Account Liabilities.

“General Account Statutory Reserves” shall mean, as of any date of determination, the aggregate amount of reserves of the Ceding Company attributable to the General Account Liabilities as would be reflected on Lines 1 and 3 of column 1 of the “Liabilities, Surplus and Other Funds” section of the Ceding Company’s statutory financial statement (or the equivalent exhibits or lines in the event of changes to the Ceding Company’s statutory financial statement subsequent to December 31, 2021) (other than Reinsurer Extra-Contractual Obligations and Producer Payments) calculated in accordance with SAP applicable to the Ceding Company and the Accounting Principles without giving effect to this Agreement ; provided, that the term “General Account Statutory Reserves” does not include the Separate Account Statutory Reserves, any interest maintenance reserve or any other type of non-reserving liabilities as set forth in the Accounting Principles.

“Governmental Entity” has the meaning set forth in the Master Transaction Agreement.

“IMR Adjustment Amount” has the meaning set forth in the Master Transaction
Agreement.

“IMR Amount” means (i) the Inception Date IMR Amount minu s (ii) the portion of the
IMR Adjustment Amount allocable to this Agreement pul s (iii) the amount of any interest maintenance reserve that is created following the Inception Date with respect to the assets supporting the Reinsured Risks determined in accordance with SAP applicable to the Reinsurer.

“Inception Date” has the meaning set forth in the preamble.

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“Inception Date IMR Amount” means (i) the amount of the Ceding Company’s interest maintenance reserve as of the Inception Date that was created on or prior to December 31, 2020 (taking into account amortization) plu s (ii) the amount of the Ceding Company’s interest maintenance reserve as of the Inception Date that was or will be created after December 31, 2020 (including as a direct result of the transactions contemplated by this Agreement), in each case that is attributable to the Reinsured Risks and that is determined in accordance with SAP applicable to the Ceding Company and the Accounting Principles.

“Independent Accounting Firm” has the meaning set forth in the Master Transaction Agreement.

“Initial Reinsurance Premium” has the meaning set forth in the Master Transaction Agreement.

“Insolvency” means, with respect to any Party, such Party: (a) applies for, consents to or becomes the subject of an order with respect to, supervision by any insurance regulatory authority or the appointment of a Receiver of its properties or assets; (b) is adjudicated as bankrupt or insolvent; (c) files or consents to the filing of a petition in bankruptcy, seeks reorganization to avoid insolvency, or an arrangement with creditors or makes formal application for any bankruptcy, dissolution, liquidation or similar law or statute; or (d) has been placed in liquidation, conservation, rehabilitation, supervision, receivership or similar proceedings (whether voluntary or involuntary).

“Interest Rate” means the average of the daily “prime rate” (expressed as a rate per annum) published in The Wall Street Journal for each of the days in the applicable period.

“Law” has the meaning set forth in the Master Transaction Agreement. “Liabilities” has the meaning set forth in the Master Transaction Agreement. “Losses” has the meaning set forth in the Master Transaction Agreement. “Master Transaction Agreement” has the meaning set forth in the recitals. “Modco Account” has the meaning set forth in Section 3.1(a).
“Modco Reserve Adjustment” has the meaning set forth in Section 4.10(c).
“Modco Reserve Adjustment Statement” has the meaning set forth in Section 4.10(c). “Net Initial Reinsurance Settlement Amount” has the meaning set forth in the Master
Transaction Agreement.

“Net Settlement” has the meaning set forth in Section 4.10(a).

“New Business Termination Date” has the meaning set forth in the Administrative Services Agreement.

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“New Insurance Policies” means Policies of the type issued by the Ceding Company in connection with the FSS Business that are quoted to potential customers prior to the Closing but are not issued until after the Closing.

“Non-Guaranteed Elements” means cost of insurance charges, rider charges, credited interest rates, mortality and expense charges, administrative expense risk charges, policyholder dividends, policy loads and any other policy features or terms that are subject to change at the election of the Ceding Company.

“Notice and Certificate of Assumption” has the meaning set forth in Section 11.3(a). “Novated Contract” has the meaning set forth in Section 11.4.
“Option Letter” has the meaning set forth in Section 11.3(a). “Party” has the meaning set forth in the preamble.
“Personal Information” has the meaning set forth in the Master Transaction Agreement. “Persons” has the meaning set forth in the Master Transaction Agreement.
“Plan” means any employee plan or program sponsored or maintained by any employee plan sponsor in connection with a Reinsured Policy.

“Policies” means policies and contracts of insurance (including supplementary contracts and stop loss policies), together with all related binders, slips and certificates and including all applications therefor and all supplements, endorsements, riders and agreements in connection therewith.

“Policy Liabilities” means the following Liabilities (without duplication) arising out of or resulting from the Reinsured Policies, but in all events excluding Excluded Liabilities:

(a)all claims, benefits, unearned premiums, periodic payments, claim expenses including litigation expenses, interest on claims or unearned premiums, amounts payable for returns or refunds of premium amounts, withdrawals, surrenders, loan or for experience refunds and any other amounts payable under the Reinsured Policies, whether incurred before, at or after the Effective Time, in each case arising under the express terms of the Reinsured Policies;

(b)all Liabilities arising out of changes to the terms and conditions of the Reinsured Policies effected following the Closing as directed by or consented to by the Reinsurer, initiated by the holder of any Reinsured Policy (including Plan sponsors and Plan participants, and including in connection with any terminations, contributions, deconversions or redemptions) and pursuant to the terms thereof or mandated by applicable Law, in each case as permitted or required pursuant to Section 2.3, 2.7 or 4.7, as applicable;

(c)all premium taxes due or accrued in respect of Premiums paid with respect to the Reinsured Policies less the portion, if any, of credits, deductions and offsets in respect of

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guaranty association assessments and charges borne by the Reinsurer associated with such premium taxes that are otherwise available to the Ceding Company;

(d)all assessments and similar charges due or accrued on or after the Effective Time with respect to the Reinsured Policies in connection with participation by the Ceding Company or the Reinsurer, whether voluntary or involuntary, in any guaranty association established or governed by any state or other jurisdiction, arising on account of insolvencies, rehabilitations or similar proceedings occurring before, on or after the Effective Time;

(e)all Producer Payments;

(f)all escheat and unclaimed property Liabilities arising under the Reinsured Policies (but excluding any interest, fines and penalties relating to events occurring prior to the Closing, which shall constitute Excluded Liabilities), only to the extent incurred after the Effective Time;

(g)all liabilities and obligations which relate to (i) amounts held in the general account that are payable to one or more Separate Accounts or are otherwise pending transfer to one or more Separate Accounts or (ii) one or more Separate Accounts that are not payable out of the assets of the Separate Accounts, including any loss to a fund or product resulting from pricing errors, expense calculation errors or missing fund activity; and

(h)all Reinsurer Extra-Contractual Obligations;

provided, with respect to items (c), (d) and (e) above, Policy Liabilities comprising such items as regards amounts payable in respect of Premiums received prior to the Effective Time shall be limited to the respective dollar amounts of the reserve or accrual that has been established based on the Accounting Principles and included in the Initial Reinsurance Premium paid by the Ceding Company (after any disputes with respect thereto have been finally resolved in accordance with the Master Transaction Agreement).

“Policyholder” means the owner of a Reinsured Policy, including any Person identified as a policyholder, contractholder, certificateholder, insured (including any additional insured), or assignee under such Reinsured Policy. For the avoidance of doubt, Policyholder includes any Plan sponsors or Plan participants.

“Premiums” means premiums, considerations, loan repayments, deposits, policy fees, payments and similar amounts collected by or on behalf of the Ceding Company in respect of the Reinsured Policies.

“Privacy and Security Laws” means any applicable data privacy, data security, or data protection law or regulation in the United States of America.

“Private Placement Transfer Agreement” means that certain Private Placement Transfer Agreement dated as of the date hereof by and between the Ceding Company, the Reinsurer and Great-West Life & Annuity Insurance Company.

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“Producer” means an insurance agent, insurance broker, insurance intermediary, insurance agency, broker, broker-dealer, distributor or other Person, including salaried employees of the Ceding Company or any of its Affiliates with respect to arrangements described on Schedule 1.1(b), responsible for writing, marketing, selling or producing Reinsured Policies.

“Producer Agreement” means any contract between the Ceding Company and a Producer (excluding any Transferred Contracts (as defined under the Master Transaction Agreement)).

“Producer Payments” means any expense allowance, commission (including fronted and trail commissions), override commission, service fee, administration fee or other compensation payable by the Ceding Company to or for the benefit of a Producer pursuant to a Producer Agreement in connection with any Reinsured Policy (but specifically excluding any termination or similar fees payable under a Producer Agreement).

“Program of Internal Replacement” has the meaning set forth in Section 2.1(b).

“RBC Ratio” means the percentage equal to (i) the quotient of the Total Adjusted Capital of the Reinsurer divided by the Company Action Level RBC, multiplied by (ii) 100; provided, that in the event there is a material change in the factors and formulae prescribed by the insurance regulatory authority in the Reinsurer’s state of domicile with respect to the components of and methodologies contained in such calculation, the Parties shall amend this Agreement to incorporate an alternate calculation that is reasonably equivalent to the components of and methodologies contained in the calculation of the Reinsurer’s RBC Ratio in effect as of the Effective Time within thirty (30) calendar days after the implementation of such change, and if the Parties cannot agree on any such alternative, the Reinsurer shall continue to calculate its RBC Ratio as if such material change had not occurred.

“RBC Reporting Deadline” has the meaning set forth in Section 4.9(b).
“Recapture Date” has the meaning set forth in Section 8.3(a).

“Receiver” means a receiver, rehabilitator, conservator, liquidator or statutory successor appointed in the event of an Insolvency.

“Reinsured Policies” means (i) all Policies issued or renewed by the Ceding Company prior to the Effective Time that constitute part of the FSS Business that are in force and listed on Schedule 1.1(c) (which Schedule 1.1(c) shall include a seriatim listing of such Policies as of the Effective Time), and (ii) the New Insurance Policies, in each case including any such Policies that have lapsed and terminated with unpaid claims or are subsequently reinstated in accordance with Section 2.7, but excluding any such Policies issued in, or for delivery in, a jurisdiction other than the State of New York; provided, for the avoidance of doubt and notwithstanding the foregoing, the Reinsurer shall be permitted to add new participants to the Reinsured Policies prior to and after the New Business Termination Date to the extent not prohibited pursuant to the terms of such Reinsured Policies.

“Reinsured Risks” has the meaning set forth in Section 2.1(a).

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“Reinsurer” has the meaning set forth in the preamble.

“Reinsurer Extra-Contractual Obligations” means any Extra-Contractual Obligations to the extent arising out of actions taken following the Closing Date but before any Recapture Date or the date that this Agreement is otherwise terminated in accordance with Section 8.3(b), as applicable, but excluding any Extra-Contractual Obligations (a) to the extent arising out of actions taken by the Ceding Company or any of its Affiliates other than those taken at the Reinsurer’s written direction or with its prior written approval or (b) to the extent arising from the Ceding Company’s control or settlement of any examination or Action initiated by a Governmental Entity pursuant to Section 8.2 (Defense of Regulatory Complaints) of the Administrative Services Agreement; provided, that, for the avoidance of doubt, Extra- Contractual Obligations included in the foregoing clauses (a) or (b) shall not include those Extra- Contractual Obligations arising out of actions taken by the Ceding Company that are required to comply with Law or a request of a Governmental Entity so long as such actions are taken in accordance with the terms of the Administrative Services Agreement and such Extra-Contractual Obligations are not otherwise arising from other acts of the Ceding Company.

“Reinsurer Indemnified Parties” has the meaning set forth in Section 8.2.

“Required Balance” means, (i) with respect to any date of determination occurring between the Effective Time and prior to the third anniversary of the Closing Date, an amount equal to the sum of (a) the General Account Statutory Reserves (other than reserves of the Ceding Company attributable to the Liabilities set forth in clause (f) of the definition of Policy Liabilities)) plus (b) the Unamortized IMR Amount as of such date and (ii) with respect to any date of determination occurring on or after the third anniversary of the Closing Date, an amount equal to 102% of the sum of (a) the General Account Statutory Reserves (other than reserves of the Ceding Company attributable to the Liabilities set forth in clause (f) of the definition of Policy Liabilities)) plus (b) the Unamortized IMR Amount as of such date; provided, that on each such date of determination, the Required Balance shall be reduced by the aggregate Book Value of the Specified Assets on such date.

“Required Party” means any Policyholder whose consent is required for novation of any Reinsured Policy under (a) applicable Law or (b) the terms of the applicable Reinsured Policy.

“Reserve Credit” means full statutory financial statement credit for the reinsurance ceded to the Reinsurer under this Agreement in the Ceding Company’s NAIC Annual Statement Blank and in all other statutory financial statements required to be filed by the Ceding Company with the Governmental Entity charged with supervision of insurance companies in the Ceding Company Domiciliary State or any other Applicable Jurisdiction.

“Reserve Credit Event” means the failure of the Ceding Company to receive Reserve Credit due to the failure of the Reinsurer to remain an authorized reinsurer in any Applicable Jurisdiction, and such failure has not been cured by the later to occur of (a) thirty (30) days after the receipt of written notice of such event from the Ceding Company and (b) the end of the calendar quarter during which the Reinsurer receives written notice from the Ceding Company of such event.

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“SAP” means, with respect to any insurance company, the statutory accounting practices prescribed or permitted by the Governmental Entity responsible for the regulation of insurance companies in such insurance company’s jurisdiction of domicile, consistently applied throughout the periods involved.

“Security and Control Agreement” means the Security and Control Agreement substantially in the form attached hereto as Exhibit B.

“Security Funding Reporting Date” has the meaning set forth in Section 5.7(a).

“Separate Account Assets” means, as of any given time, the assets on deposit in the Separate Accounts.

“Separate Account Liabilities” means all Policy Liabilities to the extent payable out of the Separate Accounts in accordance with the express terms and conditions of the Reinsured Policies.

“Separate Account Statutory Reserve” means, as of any date of determination, the total amount of statutory reserves required to be held by the Ceding Company in respect of the Separate Account Liabilities (other than Reinsurer Extra-Contractual Obligations) for purposes of its statutory financial statements, calculated in accordance with SAP applicable to the Ceding Company consistently applied and in accordance with applicable Law and the terms of the Reinsured Policies.

“Separate Accounts” means separate accounts of the Ceding Company applicable to the Reinsured Policies as identified on Schedule 1.1(d).

“Settlement Statement” has the meaning set forth in Section 4.10(a).

“Specified Asset” has the meaning set forth in the Private Placement Transfer Agreement.

“Stable Value Wrap Agreements” has the meaning set forth in the Master Transaction Agreement.

“Terminal Settlement” has the meaning set forth in Section 8.4(a). “Terminal Settlement Statement” has the meaning set forth in Section 8.4(a).
“Termination Event” has the meaning set forth in Section 8.3(b).

“Total Adjusted Capital” means, as of any date of determination, total adjusted capital as calculated in accordance with the applicable Laws of the state of domicile of the Reinsurer.

“Triggering Event” means any of the following occurrences:

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(a)the Reinsurer’s RBC Ratio as of any calendar quarter-end is below [REDACTED] and the Reinsurer has not cured such shortfall within thirty (30) calendar days after the applicable RBC Reporting Deadline;

(b)there has been a failure by the Reinsurer to pay any undisputed amounts due hereunder, or to fund the Trust Account to any undisputed required amount, and, in each case, such amount is in excess of [REDACTED] and such breach has not been cured within thirty (30) calendar days after written notice thereof from the Ceding Company;

(c)a Reserve Credit Event has occurred and is continuing; or

(d)the Insolvency of the Reinsurer that continues for thirty (30) calendar days.

“Trust Account” means the trust account established by the Reinsurer for the benefit of the Ceding Company under the Trust Agreement.

“Trust Agreement” means that certain Trust Agreement dated as of the date hereof by and among the Reinsurer, the Ceding Company and Trustee.

“Trustee” means The Bank of New York Mellon, a New York banking corporation.
“UCC” has the meaning set forth in Section 4.3(f).

“Unamortized IMR Amount” means, with respect to any date of determination, the portion of the IMR Amount which remains unamortized as of such date, determined in accordance with SAP applicable to the Reinsurer.

ARTICLE II.

BASIS OF REINSURANCE AND BUSINESS REINSURED

Section 2.1. Coverage.

(a)Upon the terms and subject to the conditions and other provisions of this Agreement, as of the Effective Time, the Ceding Company hereby cedes to the Reinsurer, and the Reinsurer hereby agrees to indemnify the Ceding Company for, one hundred percent (100%) of the Policy Liabilities payable by the Ceding Company accruing at or after the Effective Time but before any Recapture Date or the date that this Agreement is otherwise terminated in accordance with Section 8.3(b) (the “Reinsured Risks”) on a coinsurance basis with respect to the General Account Liabilities and a modified coinsurance basis with respect to the Separate Account Liabilities. The reinsurance effective under this Agreement shall be maintained in force, without reduction, unless such reinsurance is reduced, terminated or recaptured as provided herein.

(b)The Ceding Company shall not, and shall cause each of its Affiliates not to, without the prior written consent of the Reinsurer, (i) solicit any owners, policyholders or beneficiaries under any Reinsured Policy, or any Producers, in connection with any Program of Internal Replacement or (ii) provide any information regarding the Reinsured Policies or

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Personal Information to any Affiliate or other Person for the purpose of implementing any such Program of Internal Replacement. As used herein, the term “Program of Internal Replacement” means any program that is initiated, maintained, sponsored or supported by the Ceding Company or any of its Affiliates to offer on a targeted basis to any or all owners, policyholders or beneficiaries under Reinsured Policies to exchange, convert or transfer any such Reinsured Policy or any portion thereof for another policy or contract written by the Ceding Company or any of its Affiliates that is not reinsured under this Agreement.

(c)    Notwithstanding anything to the contrary herein, the Reinsurer shall not be liable for any Excluded Liabilities.

Section 2.2.    Separate Account Statutory Reserves.

(a)The Separate Account Statutory Reserves with respect to each Reinsured Policy shall be held by the Ceding Company in the Separate Accounts, and all Premiums with respect to such Reinsured Policy shall be deposited in the Separate Accounts to the extent required to be deposited therein by such Reinsured Policy. From and after the Effective Time, the Ceding Company shall retain, control and own all assets contained in its Separate Accounts and shall maintain all Separate Account Statutory Reserves with respect to the Reinsured Policies and such Separate Account Statutory Reserves shall be reported by the Ceding Company on its Separate Account balance sheets, consistent with SAP applicable to the Ceding Company.

(b)For each of the Reinsured Policies, the amount to be paid with respect to Separate Account Liabilities shall be paid out of the Separate Accounts to the extent required by such Reinsured Policy; provided, that if the Separate Account Assets are not sufficient to fully fund any such payments, then the Reinsurer shall be responsible for such deficiency as General Account Liabilities. For purposes hereof, the Policy Liabilities attributable to the Reinsured Policies shall be apportioned between the General Account Liabilities and the Separate Account Liabilities in accordance with the terms and conditions of the applicable Reinsured Policies and applicable Law.

Section 2.3. Insurance Contract Changes. Except (i) as directed by or consented to in writing by the Reinsurer or as performed by the Reinsurer (or its duly appointed assignee or delegate) acting on behalf of the Ceding Company in the Reinsurer’s capacity as Administrator or (ii) for any amendment, waiver or change initiated by the holder of any Reinsured Policy or required by the terms of any Reinsured Policy, any Governmental Entity or applicable Law, the Ceding Company shall not, on its own initiative, amend, waive or change the terms or conditions of any Reinsured Policy except with the Reinsurer’s prior written consent. The Ceding Company shall not effect any amendment, waiver or change under the preceding clause (ii) unless it has notified and consulted with the Reinsurer and afforded the Reinsurer a reasonable opportunity, at the Reinsurer’s cost, to object to any such amendment, waiver or change under applicable administrative procedures (both formal and informal).

Section 2.4. Liability. The Reinsurer’s Liability under this Agreement shall attach simultaneously with that of the Ceding Company under the Reinsured Policies, and the Reinsurer’s Liability under this Agreement shall be subject in all respects to the same risks, terms, rates, conditions, assessments and Premiums payable to the Ceding Company, and subject

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to Section 2.3, to the same modifications, alterations and cancellations of the Reinsured Policies as the Ceding Company.

Section 2.5. Indemnity Reinsurance. This Agreement is an indemnity reinsurance agreement solely between the Ceding Company and the Reinsurer, and the performance of the obligations of each Party under this Agreement shall be rendered solely to the other Party. The Ceding Company shall be and shall remain the only party hereunder that is liable to any Policyholder, claimant or beneficiary under any policy reinsured hereunder.

Section 2.6. Territory. The territorial limits of this Agreement shall be identical with those of the Reinsured Policies.

Section 2.7. Reinstatements and Conversions. Reinsured Policies ceded under this Agreement shall include any Reinsured Policy that is terminated, lapsed or surrendered, and later reinstated or reissued pursuant to its policy provisions and will be automatically reinsured by the Reinsurer in accordance with the terms of this Agreement, and the Ceding Company shall transfer to the Reinsurer an amount calculated consistent with the determination of the Initial Reinsurance Premium as of the Effective Time to the extent not already included in the Initial Reinsurance Premium paid by the Ceding Company. Any conversion, exchange or replacement policy or contract arising from and effected pursuant to the terms of the Reinsured Policies shall be deemed to constitute a Reinsured Policy for purposes of this Agreement and, in the event of such conversion, exchange or replacement of any Reinsured Policy, the Reinsurer shall reinsure the risk resulting from such conversion on the basis set forth herein with respect to the Reinsured Policies. The Reinsurer shall reimburse the Ceding Company for any expenses incurred in issuing a converted, exchanged or replacement policy or contract. The Reinsurer will be entitled to retain, and the Ceding Company shall pay to the Reinsurer, any Premiums and interest that are received for any such reinstatement, reissuance, conversion, exchange or replacement.

Section 2.8. Producer Payments. The Reinsurer hereby assumes any and all liabilities and obligations of the Ceding Company to make, and agrees that it shall be financially responsible for, all Producer Payments constituting Policy Liabilities due in respect of premiums collected and received with respect to the Reinsured Policies. The Ceding Company hereby designates the Reinsurer as “paying agent” to make such Producer Payments directly to the applicable Producers from and after the Effective Time in accordance with and subject to the Administrative Services Agreement. The Ceding Company shall not modify or amend, or waive any of its rights under any Producer Agreements that relate to any Reinsured Policies, agree to any discretionary terms thereunder or enter into any new agreements with any Producers with respect to any of the Reinsured Policies, in each case, except with the Reinsurer’s prior written consent or at the Reinsurer’s instruction.

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ARTICLE III. MODCO ACCOUNT
Section 3.1.    Modco Account.

(a)From and after the Effective Time, the Ceding Company shall establish and maintain on its books and records a notional account within its Separate Accounts (the “Modco Account”), which shall (a) be clearly designated as a segregated account on the books and records (and in the information systems) of the Ceding Company, (b) be separate and apart from the general and other accounts of the Ceding Company, (c) be comprised (as subaccounts thereunder) of each Separate Account in respect of the Reinsured Policies and (d) into which shall be allocated, in the aggregate, all Separate Account Assets and Separate Account Liabilities with respect to the Separate Accounts.

(b)Without limiting Section 2.2, the Ceding Company shall own and control all Separate Account Assets in the Modco Account. All investment income, capital gains and losses earned or accrued on the Separate Account Assets shall be allocated to the Modco Account.

ARTICLE IV.

PAYMENT AND SETTLEMENTS; ADMINISTRATION

Section 4.1. Initial Premium. As consideration for the reinsurance provided hereunder by the Reinsurer, the Ceding Company shall pay to the Reinsurer, on the Closing Date, the Initial Reinsurance Premium with respect to the Ceding Company as set forth in the Estimated Reinsurance Settlement Statement in accordance with the Accounting Principles. Such payment shall be offset against the Ceding Commission payable by the Reinsurer to the Ceding Company, and the obligation to pay the Initial Reinsurance Premium shall be satisfied by the Ceding Company transferring, on the Closing Date, to the Trust Account on behalf of the Reinsurer, Authorized Investments with a Fair Market Value equal to the Net Initial Reinsurance Settlement Amount pursuant to and in accordance with Section 2.3(b)(i) of the Master Transaction Agreement. Such payment shall be subject to adjustment following the date hereof in accordance with Sections 2.6(b) and 2.7 of the Master Transaction Agreement.

Section 4.2. Ceding Commission. In consideration of the reinsurance ceded by the Ceding Company hereunder, the Reinsurer shall pay to the Ceding Company, on the Closing Date, the Ceding Commission pursuant to and in accordance with Section 2.3(b)(i) of the Master Transaction Agreement. Such payment shall be offset against the Initial Reinsurance Premium payable by the Ceding Company to the Reinsurer, and the Reinsurer shall deposit, on the Closing Date, the resulting amount of the Ceding Commission (if any) into the Trust Account.

Section 4.3.    Additional Consideration.

(a)As additional consideration for the Reinsurer entering into this Agreement, the Ceding Company hereby assigns, transfers and delivers to the Reinsurer all of the Ceding Company’s rights, title and interest in one hundred percent (100%) of the following amounts

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received after the Effective Time by the Ceding Company or the Reinsurer, whether in its role as reinsurer hereunder or as Administrator, with respect to the Reinsured Policies that are either due and unpaid as of the Effective Time (only to the extent the amount receivable is reflected as an asset on the Initial Reinsurance Settlement Statement, and without duplication of any such amounts otherwise paid to the Reinsurer) or that arise on any date after the Effective Time (the “Additional Consideration”):

(i)Premiums;

(ii)Without duplication, all charges and fees, including daily asset charges, per participant fees, marketing fees, 12b-1 fees, management fees, record- keeping fees, stable value wrap fees, policy loan fees, mortality and expense risk charges, administrative expense charges, administrative service fees, rider charges, contract maintenance charges, back-end sales loads and other considerations billed separately, and amounts for the pre- tax amount of any expense reimbursement (other than “soft dollars”), indemnification, revenue-sharing or other payments made to the Ceding Company or its Affiliates by any mutual fund organization, bank or other third party attributable to the use of such organization’s investment funds as funding vehicles to the extent related to the Reinsured Policies;

(iii)Without duplication, all amounts that are transferable from the Separate Accounts to the general account of the Ceding Company in respect of the Reinsured Policies (including all investment management fees related to investments held in the Separate Accounts), all other payments, collections, fees, credits, releases of funds to the Ceding Company from any Separate Accounts established by the Ceding Company and recoveries relating to the Policy Liabilities or the Reinsured Policies, including all premiums, payments, reimbursements, interest or other amounts that the Ceding Company receives or is entitled to receive after the Effective Time in connection with any reinstatement or reissuance of a Reinsured Policy or any conversion, exchange or replacement policy that is reinsured under this Agreement; and

(iv)Without duplication, any investment income relating to the foregoing items.

(b)For as long as the Administrative Services Agreement remains in effect, the Reinsurer shall have the right in accordance with the terms thereof to collect all Additional Consideration. The Parties acknowledge and agree that the Reinsurer shall be responsible for and has hereby assumed the financial risk of any uncollected or uncollectible Additional Consideration from any payor thereof (other than the Ceding Company or any of its Affiliates). To the extent that the Ceding Company recovers any Additional Consideration from any third party attributable to the Reinsured Policies, the Ceding Company shall promptly transfer such amounts to the Reinsurer, together with any pertinent information that the Ceding Company may have relating thereto. Direct receipt by the Reinsurer, including in its role as Administrator under the Administrative Services Agreement, or any of its Affiliates of any such amounts shall

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satisfy the Ceding Company’s obligations to transfer any such amount to the Reinsurer hereunder.

(c)The Ceding Company acknowledges that the Reinsurer intends to, and agrees that the Reinsurer is permitted to, assign to an Affiliate of Reinsurer the Reinsurer’s rights, title and interest in any non-insurance Additional Consideration, provided that such assignment shall terminate automatically upon any recapture effectuated hereunder.

(d)The Parties intend the Ceding Company’s assignment pursuant to Section 4.3(a) to be a present assignment of all of the Ceding Company’s rights, title and interest and not an assignment as collateral. However, to the extent that such assignment is not recognized as a present assignment, is not valid or is recharacterized as a pledge rather than a lawful conveyance to the Reinsurer, the Ceding Company does hereby grant to the Reinsurer a security interest in all of the Ceding Company’s right, title and interest (legal, equitable or otherwise), if any, to all Additional Consideration (and any bank account, lockbox or other account set up for the receipt of Additional Consideration after the Effective Time) (the “Collateral”) to secure the Ceding Company’s obligations under this Agreement. All costs and expenses incurred in connection with obtaining a first priority perfected security interest shall be borne by the Reinsurer.

(e)The Ceding Company shall execute and deliver and the Reinsurer is authorized to execute and deliver any and all financing statements reasonably requested by the Reinsurer in order to perfect the Reinsurer’s title and security interest under Article 9 of the UCC to any and all Collateral, and the Ceding Company shall do such further acts and things as the Reinsurer may reasonably request in order that the security interest granted hereunder may be maintained as a first perfected security interest. All out-of-pocket costs and expenses (including reasonable attorney’s fees) incurred in connection with making any such filings or any other action in connection therewith requested by the Reinsurer shall be borne by the Reinsurer.

(f)Upon the failure of the Ceding Company to remit any Additional Consideration to the Reinsurer, which failure is not caused by the Reinsurer and remains uncured ten (10) days after written notice thereof is received by the Ceding Company, the Reinsurer shall have, in addition to all other rights under this Agreement or under applicable Law, the following rights:

(i)the right to exercise all rights and remedies granted a secured party under the Uniform Commercial Code, as said code has been enacted in the State of New York or any other applicable jurisdiction (the “UCC”), as though all the Collateral constituted property subject to a security interest under Article 9 thereof;

(ii)the right to set-off;

(iii)without giving rise to any right of double recovery under this Section 4.3 and Section 9.2, the right to reasonable attorney’s fees incurred in connection with the enforcement of this Agreement or in connection with the disposition of the Collateral; and

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(iv)the right to dispose of the Collateral in accordance with the UCC and in a commercially reasonable manner.

(g)This Sections 4.3 is being included in this Agreement to ensure that, if an insolvency or other court determines that, notwithstanding the provisions of this Agreement and the express intent of the Parties, the Ceding Company retained ownership of or any rights in the Collateral, the Reinsurer’s rights to the Collateral are protected with a first priority, perfected security interest, and it is the intent of the Parties that this Section 4.3 be interpreted as such.

Section 4.4. Contract Administration. For so long as the Administrative Services Agreement remains in effect, the Reinsurer shall administer the Reinsured Policies, the Stable Value Wrap Agreements and the Separate Accounts directly on behalf of the Ceding Company, in each instance in accordance with the terms of the Administrative Services Agreement; provided, that, except as otherwise expressly set forth in the Administrative Services Agreement, no administration fee shall be payable to the Reinsurer with respect to the services it provides in its capacity as Administrator pursuant to the Administrative Services Agreement.

Section 4.5. Defenses. The Reinsurer accepts, reinsures and assumes the Reinsured Risks subject to any and all defenses, set-offs and counterclaims to which the Ceding Company would be entitled with respect to the Reinsured Risks, it being expressly understood and agreed to by the Parties hereto that no such defenses, set-offs, or counterclaims are or shall be waived by the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby and that the Reinsurer is and shall be fully subrogated in and to all such defenses, set-offs and counterclaims.

Section 4.6. Guaranty Association Assessments, Escheat and Unclaimed Property Liabilities and Premium Taxes. The Ceding Company and the Reinsurer shall settle amounts due with regard to guaranty association assessments, escheat and unclaimed property Liabilities, premium taxes and premium tax credits included in the Policy Liabilities in accordance with the terms of the Administrative Services Agreement.

Section 4.7. Non-Guaranteed Elements. The Reinsurer may make recommendations to the Ceding Company with respect to Non-Guaranteed Elements so long as the recommendations comply with the written terms of the Reinsured Policies and applicable Law. The Ceding Company shall consider any such recommendations and act reasonably and in good faith in determining whether any such recommendations should be accepted and shall not unreasonably delay implementation of any accepted recommendations. The Ceding Company shall consult with the Reinsurer periodically on the setting of Non-Guaranteed Elements for the Reinsured Policies and prior to making any material changes thereto.

Section 4.8. Offset. Any undisputed debits or credits incurred in favor of or against either the Ceding Company or the Reinsurer under or with respect to this Agreement are deemed mutual debits or credits and may be set off, and only the net balance shall be allowed or paid, regardless of any insolvency, rehabilitation, conservatorship or comparable proceeding by or against the Ceding Company or the Reinsurer. Such right shall apply to the full extent permitted under the laws of the state of domicile of the insolvent party. Notwithstanding anything to the contrary in this Agreement, each Party acknowledges and agrees that it shall have no right

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hereunder or pursuant to applicable Law to offset any amounts due or owing (or to become due or owing) to the other Party under this Agreement against any amounts due or owing by such other Party or any of its Affiliates under the Master Transaction Agreement or any other Ancillary Agreements or any other agreement, contract or understanding.

Section 4.9.    Certain Reports from the Reinsurer.

(a)For so long as the Administrative Services Agreement remains in effect, the Reinsurer shall provide to the Ceding Company periodic accounting and other reports with respect to the Reinsured Policies as specified in the Administrative Services Agreement. Except as otherwise set forth herein or in the Administrative Services Agreement, settlement with respect to amounts owed hereunder by the Reinsurer to the Ceding Company and by the Ceding Company to the Reinsurer shall be performed through the direct payment by the Reinsurer of Reinsured Risks and direct receipt by the Reinsurer of Additional Consideration on an ongoing basis in its capacity as Administrator under the Administrative Services Agreement.

(b)Within forty-five (45) calendar days following the end of each calendar quarter other than any calendar quarter ending on December 31 and within sixty (60) calendar days following the end of each calendar year (as applicable, the “RBC Reporting Deadline”), the Reinsurer shall provide to the Ceding Company a report of its RBC Ratio as of the last day of such calendar quarter (including reasonable supporting detail with respect to such calculation); provided that with respect to each calendar quarter that does not end on December 31, such report shall be based on the Reinsurer’s good faith, reasonable estimations.

(c)The Reinsurer shall provide written notice to the Ceding Company of the occurrence of any Triggering Event within ten (10) Business Days after becoming aware of its occurrence. In addition, the Reinsurer shall reasonably cooperate with the Ceding Company and promptly respond to the Ceding Company’s reasonable inquiries from time to time concerning the determination of whether a Triggering Event has occurred.

(d)At the Ceding Company’s request, the Reinsurer shall provide or make available to the Ceding Company (i) a copy of its annual and quarterly NAIC statement blank and a copy of its annual audited statutory financial statement along with the audit report thereon and (ii) a copy of the annual and quarterly NAIC statement blank and a copy of the annual audited statutory financial statement along with the audit report thereon of each Affiliate to which the Reinsurer retrocedes any portion of the Reinsured Risks.

Section 4.10. Net Settlement.

(a)During the term of this Agreement, a settlement amount due from one Party to another Party under the terms of this Agreement as of the last day of each Accounting Period (the “Net Settlement”) shall be calculated by the Reinsurer in accordance with clause (b) below, and a statement setting forth details of such calculation (the “Settlement Statement”) in the form as set forth in Exhibit A hereto shall be delivered by the Reinsurer to the Ceding Company within thirty (30) days after the end of each Accounting Period. If the Settlement Statement reflects a Net Settlement due to the Reinsurer, then the Ceding Company shall pay such amount to the Reinsurer within five (5) Business Days following its receipt of the Settlement Statement

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for such Accounting Period. If the Settlement Statement reflects a Net Settlement due to the Ceding Company, then the Reinsurer shall pay such amount to the Ceding Company at the time it delivers the Settlement Statement for such Accounting Period to the Ceding Company.

(b)To the extent that the Reinsurer makes any direct payments out of the Separate Accounts or otherwise makes any direct payments to or on behalf of the Ceding Company in respect of the Reinsured Risks or other amounts payable to the Ceding Company in respect of an Accounting Period prior to the Net Settlement or Modco Reserve Adjustment processes, whether in its capacity as the Administrator or otherwise, the amount of any such payments shall be taken into account for purposes of determining the Net Settlement and amounts due with respect to the Modco Reserve Adjustment. In addition, to the extent the Reinsurer receives any Additional Consideration or other amounts payable to the Reinsurer in respect of an Accounting Period prior to the relevant Net Settlement or Modco Reserve Adjustment processes, whether in its capacity as the Administrator or otherwise, the amount of any such amounts received shall be taken into account for purposes of determining the Net Settlement and amounts due with respect to the Modco Reserve Adjustment.

(c)The Reinsurer shall compute a statutory reserve adjustment in respect of the Separate Account Statutory Reserves with respect to each Accounting Period (the “Modco Reserve Adjustment”) which shall be calculated by the Reinsurer taking into account Section 4.10(b) and shall deliver to the Ceding Company a statement setting forth details of such calculation (the “Modco Reserve Adjustment Statement”) within thirty (30) days after the end of each Accounting Period. The Modco Reserve Adjustment Statement shall set forth the payments due to or from the Reinsurer resulting from any change in the Separate Account Statutory Reserves and the balance of the Modco Account that occurred during the applicable Accounting Period, and the Modco Reserve Adjustment shall be calculated in accordance with Exhibit A. If a Modco Reserve Adjustment Statement reflects a Modco Reserve Adjustment due to the Reinsurer, then the Ceding Company shall pay such amount to the Reinsurer within five
(5)Business Days following its receipt of the Modco Reserve Adjustment Statement for such Accounting Period. If a Modco Reserve Adjustment Statement reflects a Modco Reserve Adjustment due to the Ceding Company, then the Reinsurer shall pay such amount to the Ceding Company at the time it delivers the Modco Reserve Adjustment Statement for such Accounting Period to the Ceding Company. Upon any such payment to the Ceding Company in accordance with the preceding sentence of this Section 4.10(c), the Ceding Company shall promptly allocate such payment to the Modco Account.

(d)If there is a delayed settlement of any payment due hereunder, interest will accrue on such payment at the Interest Rate until settlement is made. For purposes of this Section 4.10(d), a payment will be considered overdue on the Business Day after the date such payment is due hereunder (which shall be the last date on which such payment may be timely made under the applicable provision); provided, that such interest will begin to accrue from such due date with respect to such payment. All settlements of account between the Ceding Company and the Reinsurer with respect to book value Separate Accounts shall be made in cash or its equivalent.

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ARTICLE V.

LICENSES; RESERVE CREDIT; SECURITY

Section 5.1. Licenses; Reserve Credit. At all times during the term of this Agreement, the Reinsurer shall use its reasonable best efforts to (a) hold and maintain its license or accreditation in any Applicable Jurisdiction, and (b) subject to the last sentence of this Section 5.1, take all other actions so that the Ceding Company may receive Reserve Credit. Should the Reinsurer fail to hold and maintain all licenses and authorizations required under applicable Law to enable the Ceding Company to receive Reserve Credit, the Reinsurer shall, subject to the last sentence of this Section 5.1, at its own expense, take all steps (including, at its option, the posting of letters of credit, establishing a credit for reinsurance trust or other acceptable security in accordance with the terms hereof or, with the consent of the Ceding Company, conversion to reinsurance on a funds withheld or modified coinsurance basis), within fifteen (15) days following the occurrence of such event or, if later, prior to the end of the calendar quarter during which such event occurs, as are necessary so as to permit the Ceding Company to obtain Reserve Credit. The Reinsurer shall promptly notify the Ceding Company of any event or change in its licensing or accreditation in any Applicable Jurisdiction or other condition that would be reasonably likely to result or has resulted in any loss of, or impairment to, Reserve Credit. Furthermore, upon any loss of, or impairment to, Reserve Credit, the Ceding Company and the Reinsurer agree to cooperate in good faith to amend this Agreement or the Trust Agreement, or enter into other agreements or execute additional documents, in each case, as reasonably needed to comply with the credit for reinsurance laws and regulations and/or the requirements of the applicable Governmental Entity to ensure the Ceding Company obtains Reserve Credit.

Section 5.2.    Security.

(a)On or prior to the date hereof, the Reinsurer, as grantor, shall establish and thereafter shall maintain, at its sole cost and expense, the Trust Account with the Trustee, naming the Ceding Company as sole beneficiary thereof to secure the Reinsurer’s obligations hereunder. The Reinsurer shall maintain the Trust Account in accordance with the terms of this Agreement and the Trust Agreement. The Trust Account will be initially funded in accordance with Section 4.1.

(b)During the term of the Trust Agreement, the Reinsurer shall not, and shall direct that the Trustee shall not, grant or cause or permit to be created or granted in favor of any third person any security interest whatsoever in any of the assets in the Trust Account or in the residual interest therein.

(c)Following the occurrence of a Triggering Event, the Ceding Company and the Reinsurer will enter into the Security and Control Agreement.

Section 5.3. Trust Account and Settlements. The Trustee shall hold assets in the Trust Account pursuant to the terms of the Trust Agreement. All settlements of account under this Agreement between the Ceding Company and the Reinsurer shall be made in United States

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dollars in cash or its equivalent or other assets withdrawn by the Ceding Company from the Trust Account.

Section 5.4. Authorized Investments. The assets that may be held in the Trust Account shall consist only of Authorized Investments. The Reinsurer shall, in accordance with Section 5.7(a), provide to the Ceding Company a quarterly report listing each asset in the Trust Account and the Fair Market Value and Book Value of each such asset as of the end of the relevant calendar quarter and certify that each such asset is an Authorized Investment. For the purpose of valuing assets in the Trust Account, the Parties agree that the definition of Fair Market Value set forth herein shall apply to the determination of “Fair Market Value” under the Trust Agreement.

Section 5.5. Deposit of Assets. Except as otherwise set forth in the Trust Agreement, prior to depositing assets in the Trust Account, the Reinsurer or the Ceding Company, as applicable, will execute assignments or endorsements in blank, or transfer legal title to the Trustee of all shares, obligations or any other assets requiring assignments, in order that the Ceding Company, or the Trustee upon the direction of the Ceding Company, may whenever necessary negotiate these assets without the consent or signature from the Reinsurer or any other entity.

Section 5.6.    Withdrawal of Assets from the Trust Account.

(a)In the absence of a Reserve Credit Event:

(i)The Ceding Company and Reinsurer agree that the assets maintained in the Trust Account may be withdrawn by the Ceding Company, or any successor by operation of law of the Ceding Company including, without limitation, any liquidator, rehabilitator, receiver or conservator of the Ceding Company, without diminution because of Insolvency on the part of the Ceding Company or Reinsurer, upon prior written notice to the Trustee and the Reinsurer and in accordance with the terms of the Trust Agreement, but only for the purpose of paying or reimbursing the Ceding Company to the extent the Reinsurer fails to pay any undisputed amounts due to the Ceding Company hereunder, which default has not been cured by the Reinsurer within ten (10) Business Days following its receipt of specific written demand for payment of such undisputed amounts (which demand shall not be provided until the due date for such amounts under this Agreement has passed).

(ii)The Ceding Company shall return to the Trust Account, within five (5) Business Days, assets withdrawn in excess of all amounts due under Section 5.6(a)(i). Any such excess amount (together with investment income thereon) shall at all times be held by the Ceding Company (or any successor by operation of law of the Ceding Company including, without limitation, any liquidator, rehabilitator, receiver or conservator of the Ceding Company) in constructive trust for the benefit of the Reinsurer for the sole purpose of funding the payments and reimbursements described in

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Section 5.6(a)(i). The Ceding Company shall pay to the Reinsurer interest on the assets in such account equal to the greater of (x) the actual amount of interest and (y) the Interest Rate, dividends and other investment income earned on the assets in such account for the period that such assets are held by the Ceding Company.

(b)Following the occurrence and during the continuance of a Reserve Credit Event:

(i)The Ceding Company and Reinsurer agree that the assets maintained in the Trust Account may be withdrawn by the Ceding Company, or any successor by operation of law of the Ceding Company including, without limitation, any liquidator, rehabilitator, receiver or conservator of the Ceding Company, without diminution because of Insolvency on the part of the Ceding Company or Reinsurer, at any time without notice or consent from the Reinsurer but only for one or more of the following purposes:

1.to pay or reimburse the Ceding Company for the Reinsurer’s share of premiums returned to the owners of the Reinsured Policies reinsured hereunder because of cancellations of such Reinsured Policies;

2.to pay or reimburse the Ceding Company for the Reinsurer’s share of surrenders, benefits, losses or other amounts payable by the Ceding Company pursuant to the provisions of the Reinsured Policies reinsured hereunder;

3.to fund an account with the Ceding Company in an amount at least equal to the deduction, for reinsurance ceded, from the Ceding Company liabilities for Reinsured Policies ceded hereunder. The account must include, but not be limited to, amounts for policy reserves, claims and losses incurred, including losses incurred but not reported, loss adjustment expenses, and unearned premium reserves; or

4.to pay any other amounts the Ceding Company claims are due hereunder.

(ii)The Ceding Company shall return to the Trust Account, within five (5) Business Days, assets withdrawn in excess of all amounts due under Sections 5.6(b)(i)(1), (2) and (3), or, in the case of Section 5.6(b)(i)(4) immediately above, assets that are subsequently determined not to be due. Any such excess amount withdrawn and not so deposited (together with investment income thereon) shall at all times be held by the Ceding Company (or any successor by operation of law of the Ceding Company including, without limitation, any liquidator, rehabilitator, receiver or conservator of the Ceding Company) in constructive trust for the benefit of the Reinsurer for the sole purpose of funding the payments and

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reimbursements described in Sections 5.6(b)(i)(1), (2) and (4). The Ceding Company shall pay to the Reinsurer interest on the assets in the account under Section 5.6(b)(i)(3) equal to the actual amount of interest at a rate not to exceed the Interest Rate, dividends and other investment income earned on the assets in such account for the period that such assets are held by the Ceding Company.

Section 5.7.    Adjustment of Security and Withdrawals.

(a)The amount of security required to be provided by Reinsurer hereunder shall be adjusted following the end of each Accounting Period ending after the Effective Time based on
(i)the Required Balance as of the end of such Accounting Period calculated by the Reinsurer as Administrator and furnished to the Ceding Company in a report no later than thirty (30) days following the end of such Accounting Period (the “Security Funding Reporting Date”) and (ii) the Fair Market Value and Book Value of Authorized Investments as of the end of such Accounting Period as furnished by the Reinsurer to the Ceding Company in a report no later than the Security Funding Reporting Date. The amount of security required to be held in the Trust Account shall be adjusted as follows:

(i)In the absence of a Reserve Credit Event or FMV Event:

1.If the aggregate Book Value of the Authorized Investments held in the Trust Account as of the end of such Accounting Period is less than the Required Balance, calculated based on the most recent report delivered by the Reinsurer under this Section 5.7, then the Reinsurer shall, no later than ten (10) Business Days following the Security Funding Reporting Date, transfer additional Authorized Investments to the Trust Account so that the aggregate Book Value of the Authorized Investments held in the Trust Account is not less than the Required Balance.

2.If the aggregate Book Value of the Authorized Investments held in the Trust Account as of the end of such Accounting Period exceeds the Required Balance, then the Reinsurer shall have the right to withdraw such excess in accordance with the procedures set forth in the Trust Agreement.

(ii)Following the occurrence and during the continuance of an FMV Event but in the absence of a Reserve Credit Event:

1.If the aggregate Fair Market Value of the Authorized Investments held in the Trust Account as of the end of such Accounting Period is less than the Required Balance, calculated based on the most recent report delivered by the Reinsurer under this Section 5.7, then the Reinsurer shall, no later than ten (10) Business Days following the Security Funding Reporting Date, transfer additional Authorized Investments to the Trust Account so that the aggregate

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Fair Market Value of the Authorized Investments held in the Trust Account is not less than the Required Balance.

2.If the aggregate Fair Market Value of the Authorized Investments held in the Trust Account as of the end of such Accounting Period exceeds the Required Balance, then the Reinsurer shall have the right to withdraw such excess in accordance with the procedures set forth in the Trust Agreement and with the approval of the Ceding Company. The Ceding Company may not unreasonably or arbitrarily withhold, condition or delay its approval.

(iii)Following the occurrence and during the continuance of a Reserve Credit Event:

1.If the aggregate Fair Market Value of the Authorized Investments held in the Trust Account as of the end of such Accounting Period is less than the Required Balance, calculated based on the most recent report delivered by the Reinsurer under this Section 5.7, then the Reinsurer shall, no later than ten (10) Business Days following the Security Funding Reporting Date, transfer additional Authorized Investments to the Trust Account so that the aggregate Fair Market Value of the Authorized Investments held in the Trust Account is not less than the Required Balance.

2.If the aggregate Fair Market Value of the Authorized Investments held in the Trust Account as of the end of such Accounting Period exceeds [REDACTED] of the Required Balance, then the Reinsurer shall have the right to withdraw assets in accordance with the procedures set forth in the Trust Agreement and with the approval of the Ceding Company.    The Ceding Company may not unreasonably or arbitrarily withhold its approval.

(b)In addition, as soon as is practicable, but not more than ten (10) Business Days following the date on which the Reinsurer becomes aware of the occurrence of an FMV Event or Reserve Credit Event that is continuing (unless the Ceding Company shall agree to a longer period, then by the end of such longer period), the Reinsurer shall deposit additional assets consisting of Authorized Investments in the Trust Account sufficient to ensure that the aggregate Fair Market Value of the Authorized Investments in the Trust Account is not less than the Required Balance as of the last day of the immediately prior Accounting Period.

(c)The report required to be delivered by the Reinsurer as described in Section 5.7(a) shall include a listing of each asset in the Trust Account and the Fair Market Value and Book Value of each such asset as of the end of the relevant Accounting Period and indicate if any such asset is not an Authorized Investment. In the event that the Ceding Company disagrees with the calculation of the Fair Market Value or Book Value of any Authorized Investment or whether any asset is an Authorized Investment as set forth in such report, the Ceding Company may

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deliver written notice to the Reinsurer of such disagreement within ten (10) Business Days after receipt of such report and the Parties shall attempt in good faith to resolve such disagreement. Any resolution agreed to in writing by the Parties shall be final and binding upon the Parties. If the Parties are unable to resolve any disagreement as to the calculation of the Fair Market Value or Book Value, as applicable, of any Authorized Investment or whether any asset is an Authorized Investment within ten (10) Business Days after the Ceding Company delivers written notice of any such disagreement to the Reinsurer, the Parties shall jointly request the Independent Accounting Firm to determine the Fair Market Value or Book Value, as applicable, of the disputed Authorized Investment or whether the disputed asset is an Authorized Investment as of the relevant date. The Independent Accounting Firm’s determination of the Fair Market Value or Book Value, as applicable, of the disputed Authorized Investment or whether the disputed asset is an Authorized Investment shall be final and binding upon the Parties. Each Party shall pay one-half of the Independent Accounting Firm’s fees, costs and expenses associated with the Independent Accounting Firm’s determination. After a final and binding resolution of any dispute described in this Section 5.7(c) is reached, the Parties agree to make any necessary adjustments under Section 5.7(a) so that the aggregate Fair Market Value or Book Value, as applicable, of the Authorized Investments held in the Trust Account is not less than the amount required pursuant to Section 5.7(a)(i), (ii) or (iii), as applicable.

Section 5.8. Termination of Trust Account. Notwithstanding anything to the contrary herein, if, in the absence of a Triggering Event, the report required to be delivered by the Reinsurer as described in Section 5.7(a) demonstrates that the Required Balance is less than or equal to [REDACTED], then (a) the Reinsurer and the Ceding Company shall promptly deliver a joint notice to the Trustee to terminate the Trust Account and (b) the Reinsurer shall have no further obligation to maintain any asset in the Trust Account pursuant to this Agreement.

ARTICLE VI. OVERSIGHTS; COOPERATION
Section 6.1. Oversights. Inadvertent delays, oversights, errors or omissions made in connection with this Agreement or any transaction hereunder shall not relieve either Party from any liability that would have attached had such delay, oversight, error or omission not occurred. The Parties shall nevertheless cooperate in good faith to rectify such delay, oversight, error or omission as soon as possible after discovery so that both Parties shall be restored as closely as possible to the positions they would have occupied if no delay, oversight, error or omission had occurred.

Section 6.2. Cooperation. The Ceding Company and the Reinsurer shall cooperate with each other in order to accomplish the objectives of this Agreement by furnishing additional information and executing and delivering any additional documents as may be reasonably requested by the other to further perfect or evidence the consummation of, or otherwise implement, any transaction contemplated by this Agreement, the Master Transaction Agreement or any other Ancillary Agreements, or to aid in the preparation of any regulatory filing or financial statement; provided, however, that any such additional documents must be reasonably satisfactory to each Party and not impose upon either Party any material liability, risk, obligation,

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loss, cost or expense not contemplated by this Agreement, the Master Transaction Agreement or the other Ancillary Agreements.

ARTICLE VII. INSOLVENCY
Section 7.1. Insolvency of the Ceding Company. In the event of the Insolvency of the
Ceding Company, all reinsurance provided hereunder shall be payable by the Reinsurer to the Ceding Company on the basis of the liability of the Ceding Company under the Reinsured Policies without diminution because of such Insolvency. Payments by the Reinsurer, as set forth in this Section 7.1, shall be made directly to the Ceding Company or to its Receiver, except where the Reinsurer, with the consent of the direct insured, has elected to assume the policy obligations of the Ceding Company as direct obligations of the Reinsurer to the payees under a Reinsured Policy and in substitution for the obligations of the Ceding Company to the payees. If the Reinsurer elects to make such payment in accordance with the immediately preceding sentence, it shall make payments directly to the Policyholder and the Reinsurer shall be deemed to have all the rights of the Ceding Company to the extent of such payment. Any payment by the Reinsurer under this Section 7.1 shall be, to the extent of the payment, in substitution, satisfaction and discharge of the Reinsurer’s obligation to the Ceding Company or its Receiver and the Ceding Company’s obligation under the subject Reinsured Policies, and nothing herein shall subject the Reinsurer to liability for duplicative payment of Policy Liabilities reinsured hereunder. The Receiver of the insolvent Ceding Company shall give written notice to the Reinsurer of the pendency of a claim against the Ceding Company on any Reinsured Policy within a reasonable period of time after such claim is filed in the insolvency proceeding, and during the pendency of such claim, the Reinsurer may investigate such claim and interpose, at its own expense, in the proceeding where such claim is to be adjudicated any defense or defenses which it may deem available to the Ceding Company or its Receiver. The expense thus incurred by the Reinsurer will be chargeable, subject to court approval, against the Ceding Company as part of the expenses of liquidation to the extent of a proportionate share of the benefit which may accrue to the Ceding Company solely as a result of the defense undertaken by the Reinsurer.

Section 7.2. Insolvency of the Reinsurer. In the event of the Insolvency of the Reinsurer, all amounts due but not paid to the Reinsurer by the Ceding Company on such date under this Agreement and all amounts which become due to the Reinsurer by the Ceding Company after that date under this Agreement, may be retained by the Ceding Company and set off against the amounts due by the Reinsurer under this Agreement; provided that the balance, if any, shall be payable by the Ceding Company to the Reinsurer in connection with the Net Settlement for any Accounting Period under this Agreement.

ARTICLE VIII. DURATION; RECAPTURE
Section 8.1. Duration. This Agreement shall continue in force until such time as (i) the
Ceding Company’s Liability arising out of or related to all Reinsured Policies is terminated in accordance with their respective terms and each Party has received payments which discharge

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the other Party’s Liabilities incurred hereunder prior to such termination, (ii) in accordance with Section 8.3(a), if the Ceding Company has elected to recapture the reinsurance of Reinsured Policies in full, and the payment obligations described in Section 8.4 have been discharged in full in accordance with Section 8.4, (iii) the Parties mutually consent in writing to terminate this Agreement, which writing shall set forth the effective date of termination or (iv) in accordance with Section 8.3(b), if the Reinsurer has elected to terminate this Agreement and the payment obligations described in Section 8.4 have been discharged in full in accordance with Section 8.4.

Section 8.2. Survival. Notwithstanding the other provisions of this Article VIII, the terms and conditions of Articles I, VIII, IX and X and the provisions of Article XII to the extent relating thereto shall remain in full force and effect after the termination of this Agreement.

Section 8.3.    Recapture.

(a)Upon the occurrence and continuation of a Triggering Event, the Ceding Company shall have the right (but not the obligation) to recapture all, and not less than all, of the reinsurance ceded under this Agreement, by providing the Reinsurer with written notice of its intent to effect recapture within one hundred eighty (180) days of the occurrence of such Triggering Event if such Triggering Event is continuing as of the date the Ceding Company provides notice of recapture. Recapture of the Reinsured Policies shall be effective on the tenth (10th) day following the day on which the Ceding Company has provided the Reinsurer with such notice or such later day within three (3) months following the date of such notice as set forth in the Ceding Company recapture notice (the “Recapture Date”). Upon a recapture by the Ceding Company, the Ceding Company will only recapture the Reinsured Risks and will not be liable for any Reinsurer Extra-Contractual Obligations.

(b)If the Ceding Company fails to timely pay any undisputed amounts due under this Agreement in excess of [REDACTED] in the aggregate and such failure continues for thirty (30) days after written notice thereof from the Reinsurer (a “Termination Event”), the Reinsurer shall have the right (but not the obligation) to terminate this Agreement by providing the Ceding Company with written notice of its intent to terminate within one hundred eighty (180) days of the occurrence of such Termination Event if such Termination Event is continuing as of the date the Reinsurer provides notice of termination. Any such termination of this Agreement shall be effective on the tenth (10th) day following the day on which the Reinsurer has provided the Ceding Company with such notice or such later day within three (3) months following the date of such notice, which shall be deemed the Recapture Date. Upon a termination by the Reinsurer, the Ceding Company shall recapture all of the outstanding reinsurance ceded under this Agreement.

(c)Following a recapture or termination pursuant to this Section 8.3, subject to the satisfaction of payment obligations described in Section 8.4, both the Ceding Company and the Reinsurer will be fully and finally released from all rights and obligations under this Agreement in respect of the Reinsured Policies, other than (i) any payment obligations due hereunder prior to the Recapture Date but still unpaid on such date, to the extent not settled as part of the Terminal Settlement, (ii) the Reinsurer Extra-Contractual Obligations as provided in Section 8.3(a) above and (iii) the obligations under the provisions that expressly survive termination as provided in Section 8.2. Following the consummation of the recapture, no

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additional Premiums or other amounts payable under such Reinsured Policies shall be payable to the Reinsurer hereunder, nor shall the Reinsurer have any further right to receive any other Additional Consideration nor shall the Reinsurer have any obligation with respect to payment of claims, reinsurance of Reinsured Risks or any other obligations whatsoever under this Agreement, in each case, except as provided in this Section 8.3(c). Notwithstanding the foregoing, a recapture or termination pursuant to this Section 8.3 will not affect unpaid obligations or Liabilities due under the Master Transaction Agreement or any of the other Ancillary Agreements. Upon a recapture or termination pursuant to this Section 8.3, the Additional Consideration shall be automatically re-sold, re-assigned, re-transferred and re- delivered to the Ceding Company, effective as of the Recapture Date and all of the Reinsurer’s right, title and interest in the Additional Consideration and the security interest granted pursuant to Section 4.3 shall be automatically released, in each case, without the need for any action on the part of the Parties.

(d)    Notwithstanding the remedies contemplated by this Article VIII, the Master Transaction Agreement or the other Ancillary Agreements, the Ceding Company may, in its sole discretion, require direct payment by the Reinsurer of any sum in default under this Agreement, the Master Transaction Agreement or any other Ancillary Agreement in lieu of exercising the remedies in Article VIII, and it shall be no defense to any such claim that the Ceding Company might have had other recourse.

Section 8.4.    Recapture Payments.

(a)In connection with a recapture or termination pursuant to Section 8.3, the Reinsurer shall prepare a settlement statement within fifteen (15) calendar days after the Recapture Date (the “Terminal Settlement Statement”) setting forth the terminal settlement calculated in accordance with Schedule 8.4 (the “Terminal Settlement”). The Ceding Company shall provide to the Reinsurer such assistance, information and documents as may be reasonably requested by the Reinsurer in preparing such calculation. If the amount of the Terminal Settlement is positive, the Ceding Company shall pay such amount to the Reinsurer within five
(5)Business Days of its receipt of the Terminal Settlement Statement. If the amount of the Terminal Settlement is negative, the Reinsurer shall pay to the Ceding Company cash and transfer assets (including assets held in the Trust Account, which the Reinsurer shall be entitled to withdraw solely for such purpose) with an aggregate Fair Market Value equal to the absolute value of such amount at the time it delivers the Terminal Settlement Statement to the Ceding Company. In connection with such recapture or termination, if the Reinsurer has failed to timely pay the Ceding Company any portion of a Terminal Settlement due to the Ceding Company, the Ceding Company shall be entitled to withdraw assets in the Trust Account based on their Fair Market Value to satisfy such undisputed and unpaid amount of the Terminal Settlement. If, after giving effect to any payments of cash or assets by the Reinsurer to the Ceding Company pursuant to this Section 8.4(a), the Fair Market Value of assets in the Trust Account is not sufficient to discharge the Reinsurer’s obligations hereunder with respect to any remaining portion of a Terminal Settlement due to the Ceding Company, the Reinsurer shall immediately pay to the Ceding Company cash in the amount of such deficiency. In addition, following the Terminal Settlement, the Trust Account shall be terminated and any remaining amounts or amount held in

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trust pursuant to Article V shall be released to the Reinsurer after the full satisfaction of the Terminal Settlement pursuant to the Terminal Settlement Statement.

(b)In the event that the Ceding Company disagrees with the calculation of the Terminal Settlement, the Ceding Company shall within ten (10) Business Days after its receipt of such report deliver written notice to the Reinsurer of such disagreement, together with reasonable supporting detail concerning the disagreement, and the Parties shall attempt in good faith to resolve such disagreement. Any resolution agreed to in writing by the Parties shall be final and binding upon the Parties. If the Parties are unable to resolve any disagreement within ten (10) Business Days after the Ceding Company delivers written notice of any such disagreement to the Reinsurer, the Parties shall jointly request the Independent Accounting Firm to determine the Terminal Settlement in the manner provided in Section 2.7 of the Master Transaction Agreement with respect to disputed items under a Notice of Disagreement (as defined in the Master Transaction Agreement), mutatis mutandis. The Independent Accounting Firm’s determination of the Terminal Settlement shall be final and binding upon the Parties. Each Party shall pay one- half of the Independent Accounting Firm’s fees, costs and expenses associated with the Independent Accounting Firm’s determination. After a final and binding resolution of any dispute described in this Section 8.4(b) is reached, the Parties agree to make any necessary adjustments under Section 8.4(a).

ARTICLE IX. INDEMNIFICATION
Section 9.1. Reinsurer’s Obligation to Indemnify. Without duplication under the
Master Transaction Agreement or any other Ancillary Agreements, the Reinsurer hereby agrees to indemnify, defend and hold harmless the Ceding Company and its Affiliates and each of their respective officers, directors, stockholders, employees, representatives, successors and assigns (collectively, the “Ceding Company Indemnified Parties”) from and against any and all Losses incurred, sustained or suffered by or imposed upon the Ceding Company Indemnified Parties to the extent resulting from, arising out of or relating to (a) the Reinsured Risks, (b) any breach or nonfulfillment by the Reinsurer of, or any failure by the Reinsurer to perform, any of the covenants, terms or conditions of or any of its duties or obligations under this Agreement, (c) the Reinsurer Extra-Contractual Obligations or (d) the Ceding Company’s implementation of recommendations of the Reinsurer with respect to Non-Guaranteed Elements pursuant to Section 4.7.

Section 9.2. Ceding Company’s Obligation to Indemnify. Without duplication under the Master Transaction Agreement or any other Ancillary Agreements, the Ceding Company hereby agrees to indemnify, defend and hold harmless the Reinsurer and its Affiliates and each of their respective officers, directors, stockholders, employees, representatives, successors and assigns (collectively, the “Reinsurer Indemnified Parties”) from and against any and all Losses incurred, sustained or suffered by or imposed upon the Reinsurer Indemnified Parties to the extent resulting from, arising out of or relating to (a) any breach or nonfulfillment by the Ceding Company of, or any failure by the Ceding Company to perform, any of the covenants, terms or conditions of or any of its duties or obligations under this Agreement or (b) the Excluded Liabilities.

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Section 9.3. Certain Procedures. In respect of any claim for indemnification hereunder, the procedures and requirements set forth in Sections 8.3 and 8.5 of the Master Transaction Agreement, shall, to the extent applicable, apply mutatis mutandis to this Article IX.

ARTICLE X. DAC TAX
Section 10.1. DAC Tax Election. To the extent that Section 848 of the Code and corresponding Regulation 1.848-2 are applicable to the Reinsured Policies, the Ceding Company and Reinsurer hereby make the joint election provided for in Regulation 1.848-2(g)(8) and agree as follows:

(a)The Party with the net positive consideration for this Agreement for each taxable year shall capitalize specified policy acquisition expenses with respect to this Agreement without regard to the general deductions limitation of Code Section 848(c)(1);

(b)Both Parties shall exchange information pertaining to the amount of net consideration under this Agreement each year to ensure consistency or as otherwise required by the Internal Revenue Service;

(c)The Ceding Company shall submit a schedule to the Reinsurer by May 1 of each year presenting its calculation of the net consideration for the preceding taxable year. The Reinsurer may contest the calculation in writing within thirty (30) days of receipt of the Ceding Company’s schedule by providing an alternative calculation to the Ceding Company in writing. If the Reinsurer does not so notify the Ceding Company, the Reinsurer shall report the net consideration as determined by the Ceding Company in the Reinsurer’s tax return for the previous calendar year. If the Reinsurer contests the Ceding Company’s calculation of the net consideration, the parties shall act in good faith to reach an agreement as to the correct amount within thirty (30) days of the date the Reinsurer submits its alternative calculation. Any differences shall be resolved between the parties so that consistent amounts are reported on the respective tax returns for the preceding taxable year;

(d)This election to capitalize specified policy acquisition expenses without regard to the general deductions limitation is effective for all taxable years during which this Agreement remains in effect; and

(e)Both Parties agree to make such election by timely attaching to their federal income Tax Returns the schedule contemplated by Treasury Regulation Section 1.848- 2(g)(8)(ii).

Section 10.2. Definitions. As used in this Article X, the terms “net consideration,” “net positive consideration,” “specified policy acquisition expenses,” and “general deductions limitation” are defined by reference to Treasury Regulation Section 1.848-2 and Code Section 848.

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ARTICLE XI.

OPTION LETTERS; ASSUMPTION CERTIFICATES; NOVATION

Section 11.1. Novation. The Reinsurer shall use commercially reasonable efforts to pursue novation of all of the Reinsured Policies (giving priority to the novation of the Reinsured Policies in the Commingled Separate Accounts) until the third (3rd) anniversary of the Inception Date. For the avoidance of doubt, Reinsurer’s obligations to use such commercially reasonable efforts shall not require the Reinsurer to pursue novations of any such group of Reinsured Policies with respect to which the applicable policy form has not been provided to the Reinsurer at such time or any Reinsured Policies associated with registered Separate Accounts. The Parties acknowledge and agree that it is their objective that such novations be effective no later than the second (2nd) anniversary of the Inception Date. Each Party shall bear one-half of the fees, costs and expenses associated with the Reinsurer’s efforts to pursue novation of all of the Reinsured Policies pursuant to this Article XI. The Reinsurer may manage the novation process so as to ensure that the Reinsured Policies are novated to the Reinsurer only once the requisite systems are in place in order to reflect the Novated Contracts on the books and records of the Reinsurer in accordance with the migration processes and related time periods contemplated by the Transitional Services Agreement (as defined in the Master Transaction Agreement). Notwithstanding anything in this Agreement to the contrary, the Reinsurer shall have no obligation to pursue novation of any such Reinsured Policies that confer rights on participants such that participant consent would be reasonably required for novation by the terms of such Reinsured Policies or applicable Law.

Section 11.2. Licenses; Regulatory Approvals for Novation.

(a)Following the Effective Time until the third (3rd) anniversary of the Inception Date, the Reinsurer shall use commercially reasonable efforts to obtain all material licenses, permits and authorizations required under applicable Law to qualify the Reinsurer to transact the FSS Business in each state where any Reinsured Policies are in force as of the Effective Time; provided, notwithstanding anything to the contrary in this Article XI, if the Reinsurer would be required to become licensed in any jurisdiction other than the State of New York, the novations contemplated under this Article XI may be to an appropriately licensed Affiliate of the Reinsurer.

(b)Following the Effective Time until the third (3rd) anniversary of the Inception Date, the Reinsurer shall use commercially reasonable efforts to obtain all required regulatory approvals, including approval of the requisite form and rate filings, from each applicable Governmental Entity to assume by novation the Reinsured Policies (effective as of their inception) including all of the Ceding Company’s liabilities and obligations under each such Reinsured Policy, in order to ensure that such liabilities and obligations are solely, directly and exclusively vested in the Reinsurer.

(c)Each Party shall cooperate fully with the other in all reasonable respects in order to effectuate the novation and assumption of the Reinsured Policies as set forth in this Article XI.

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Section 11.3. Option Letter.

(a)Subject to Section 11.1 and Section 11.3(b), the Reinsurer, promptly following receipt of the requisite approvals of applicable Governmental Entities, shall transmit by mail to every Required Party an option letter (the “Option Letter”), together with a Notice and Certificate of Assumption, including, where required as reasonably determined by the Reinsurer, a form for rejection or acceptance, as permitted by applicable Law, and a self-addressed return envelope (the “Notice and Certificate of Assumption”). Option Letters and Notices and Certificates of Assumption shall not be sent with respect to a Reinsured Policy unless and until all requisite approvals of applicable Governmental Entities have been received with respect to such Reinsured Policy, including approval of the requisite form and rate filings.

(b)Subject to the receipt of the requisite regulatory approvals and applicable Law, the Reinsurer may, at its option, in lieu of transmission of an Option Letter to a Required Party by mail, effect such transmission by electronic mail to an appropriately confirmed electronic mail address for the Required Party, or in the alternative, by any other method allowed under applicable Law.

(c)The Reinsurer and the Ceding Company shall in good faith agree to modify the procedures set forth in this Section 11.3 on a state-by-state basis to the extent required to conform to any procedures for novation and assumption of Reinsured Policies imposed or required by the applicable Governmental Entity or as reasonably requested by the Reinsurer.

(d)Notwithstanding anything in this Agreement to the contrary, with respect to the classes of Required Parties described on Schedule 11.3(d) or as reasonably determined by the Reinsurer, the Option Letter, to the extent permitted by applicable Law, may be accompanied by a form for rejection, and a self-addressed return envelope, and the Reinsurer shall not be required to seek affirmative consent from such Required Parties, unless required by applicable Law as reasonably determined by the Reinsurer.

(e)The Ceding Company shall cooperate in any actions taken by the Reinsurer in connection with this Article XI.

Section 11.4. Novated Contracts. Reinsured Policies satisfying all of the requirements for novation and assumption under Section 11.3 and applicable Law shall be assumed by the Reinsurer on the applicable Assumption Date and shall be deemed to have been assumed by novation. Such contracts shall cease to be deemed “Reinsured Policies”, shall thenceforth not be deemed indemnity coinsured under Article II hereof and shall be defined herein as “Novated Contracts”. Notwithstanding the foregoing, in the event that (a) a Required Party rejects or fails to provide any consent required by applicable Law to the novation of a Reinsured Policy as reasonably determined by the Reinsurer or (b) a Novated Contract is determined by appropriate Governmental Entities or a court of competent jurisdiction to be not novated from the Ceding Company to the Reinsurer (including, but not limited to, jurisdictions requiring the Policyholder’s affirmative consent for novation where the Policyholder either did not or refused to provide such consent), then in the case of either of (a) or (b), such Novated Contract shall for all purposes of this Agreement be deemed, retroactive to the Effective Time, to be a Reinsured Policy and such novation shall be null and void and of no effect. For the avoidance of doubt, the

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Reinsured Risks for each such Novated Contract that is deemed to be a Reinsured Policy in accordance with the foregoing shall be deemed assumed by the Reinsurer retroactive to the Effective Time for all purposes of this Agreement. Notwithstanding the foregoing, such retroactive treatment of any Novated Contract that is deemed a Reinsured Policy shall not result in a default with respect to any payments in connection with a prior Net Settlement or Modco Reserve Adjustment process or any prior funding or withdrawal obligations or rights hereunder with respect to the Trust Account; provided, that any appropriate adjustments will be addressed in the next succeeding Net Settlement, Modco Reserve Adjustment and Trust Account adjustment processes in accordance with Sections 4.10 and 5.7. For each Novated Contract, the date of assumption shall be the later of (i) the date of assumption set forth in the relevant form of Option Letter with respect to the applicable Reinsured Policy or (ii) the date on which all required consents and approvals of all Governmental Entities and Required Parties with respect to the applicable Reinsured Policy have actually been received and all other requirements and conditions for novation and assumption have been satisfied (the “Assumption Date”). All Reinsured Policies not novated by the Reinsurer shall remain Reinsured Policies of the Company.

Section 11.5. Effect of Assumption. Upon the satisfaction of all requirements for the novation and assumption of a Reinsured Policy, the Ceding Company shall be deemed to have assigned and transferred all of its rights relating to such Novated Contract as of the Assumption Date and the Reinsurer shall be deemed to have assumed and accepted all of the risks, liabilities and obligations under or arising out of the applicable Novated Contract, whether arising prior, on or subsequent to the applicable Assumption Date. The Reinsurer hereby agrees that it shall be directly and solely liable for such risks, liabilities and obligations. On each Assumption Date, the Reinsurer shall assume all risks, liabilities and obligations under or arising out of the applicable Novated Contract such that the Reinsurer shall be considered and deemed the original party in lieu of the Ceding Company, from the inception date of the applicable Reinsured Policy. The Novated Contracts shall continue and remain in full force and effect, except as modified by the Notice and Certificate of Assumption. For the avoidance of doubt, a Novated Contract shall not constitute the creation of a new contract or the termination of the applicable Reinsured Policy; rather, such Novated Contract shall be considered and deemed a continuation of the existing contract as if the Reinsurer were the original party in lieu of the Ceding Company. Notwithstanding the foregoing, it is understood and agreed that such assignment, transfer and assumption shall not affect any indemnification rights of the parties pursuant to Article IX, or any other indemnification or right to recovery provided to a party under any other agreement. Promptly after assumption by the Reinsurer of any Novated Contracts, the Ceding Company shall deliver original books and records that relate to such Novated Contracts to the Reinsurer to the extent required by applicable Law. Upon the assumption by the Reinsurer of any Novated Contract of if any Reinsured Policy is otherwise renewed, replaced or otherwise transitioned to a policy issued by the Reinsurer or its Affiliates on their respective policy forms, (a) the Required Balance shall be adjusted in the next succeeding report to be delivered by the Reinsurer under Section 5.7 to reflect the removal of such Reinsured Policy, and the portion of the assets held in the Trust Account relating to such Novated Contract or former Reinsured Policy shall be released from the Trust Account and transferred to the Reinsurer and (ii) if such Novated Contract or former Reinsured Policy has Separate Account Liabilities, the Ceding Company shall transfer to the appropriate separate account of the Reinsurer the assets of the Separate Account which

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support any Separate Account Liabilities arising under such Novated Contract or former Reinsured Policy.

ARTICLE XII. GENERAL PROVISIONS
Section 12.1. Expenses. Except as otherwise expressly provided herein, the Ceding
Company and the Reinsurer shall each bear their respective direct and indirect fees, costs and expenses incurred in connection with the negotiation and preparation of this Agreement and the consummation of the transactions contemplated hereby, including all fees and expenses of their respective Representatives.

Section 12.2. Notices. All notices, requests, consents, claims, demands and other communications under this Agreement shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, by electronic mail (followed by delivery of an original via overnight courier service) or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties hereto at the following respective addresses (or at such other address for a party hereto as shall be specified in a notice given in accordance with this Section 12.2):

(a)If to Reinsurer:
Great-West Life & Annuity Insurance Company of New York 8525 East Orchard Road
Greenwood Village, CO 80111 Attention: [REDACTED] Email address: [REDACTED]

With a concurrent copy (which shall not constitute notice) to: Eversheds Sutherland (US) LLP
1114 Avenue of the Americas, 40th Floor New York, NY 10036
Attention: [REDACTED]
Email address: [REDACTED]

(b)If to Ceding Company:
The Prudential Insurance Company of America 751 Broad Street
Newark, NJ 07102 Attention: [REDACTED]
Email address: [REDACTED]
With a concurrent copy (which shall not constitute notice) to:
Debevoise & Plimpton LLP

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919 Third Avenue New York, NY 10022 [REDACTED] [REDACTED]

Any party may, by notice given in accordance with this Section 12.2 to the other parties, designate another address or person for receipt of notices hereunder, provided that notice of such a change shall be effective upon receipt.

Section 12.3. Entire Agreement. This Agreement, together with the Schedules referred to herein, the Trust Agreement and the Administrative Services Agreement and the other documents delivered pursuant hereto and thereto constitute the entire agreement of the parties hereto with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, between the Ceding Company and the Reinsurer with respect to the subject matter hereof.

Section 12.4. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under any applicable Law or as a matter of public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the greatest extent possible.

Section 12.5. Assignment. This Agreement may not be assigned, in whole or in part, without the prior written consent of the parties hereto. Any attempted assignment in violation of this Section 12.5 shall be void. This Agreement shall be binding upon, shall inure to the benefit of, and shall be enforceable by the parties hereto and their successors and permitted assigns.

Section 12.6. Waivers and Amendments. No provision of this Agreement may be amended, supplemented or modified except by a written instrument signed by all of the parties hereto. No provision of this Agreement may be waived except by a written instrument signed by the party against whom the waiver is to be effective. No failure or delay by any party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by applicable Law.

Section 12.7. Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a)THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO SUCH STATE’S PRINCIPLES OF CONFLICT OF LAW THAT COULD COMPEL THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

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(b)Each party hereto irrevocably and unconditionally submits to the exclusive jurisdiction of any federal court located in New York County in the State of New York, over any action, suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby; provided, however, that, if said court determines that it does not have subject matter jurisdiction, then said action, suit or proceeding may be brought in the Supreme Court of the State of New York for New York County. Each party hereto agrees that service of any process, summons, notice or document by U.S. registered mail addressed to such party shall be effective service of process for any action, suit or proceeding brought against such party in any such court. The Reinsurer hereby designates the individual listed in Section 12.2(a) to whom notice may be given on behalf of the Reinsurer as its true and lawful agent upon whom may be served any lawful process in any action, suit or proceeding instituted by or on behalf of the Ceding Company. The Ceding Company hereby designates the individual listed in Section 12.2(b) to whom notice may be given on behalf of the Ceding Company as its true and lawful agent upon whom may be served any lawful process in any action, suit or proceeding instituted by or on behalf of the Reinsurer. In the event either party decides to change its designation of agent, it shall provide written notice to the other party. Each party hereto irrevocably and unconditionally waives any objection to the laying of venue of any such action, suit or proceeding brought in any such court and any claim that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. Each party hereto agrees that any final, nonappealable judgment in any such action, suit or proceeding brought in any such court shall be conclusive and binding upon such party and may be enforced in any other courts to whose jurisdiction such party may be subject, by suit upon such judgment.

(c)EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH OF THE PARTIES HERETO HEREBY
(A)CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, AND (B) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 12.7.

Section 12.8. Rules of Construction. Interpretation of this Agreement shall be governed by the following rules of construction: (a) words in the singular shall be held to include the plural and vice versa, and words of one gender shall be held to include the other gender as the context requires; (b) references to the terms Preamble, Recitals, Article, Section, paragraph, Schedule and Exhibit are references to the Preamble, Recitals, Articles, Sections, paragraphs, Schedules and Exhibits to this Agreement unless otherwise specified; (c) references to “$” mean, and all payments required to be made under this Agreement shall be required to be made in, U.S. dollars; (d) the word “including” and words of similar import means “including without limitation,” unless otherwise specified; (e) the word “or” shall not be exclusive; (f) the words “herein,” “hereof,” “hereunder” or “hereby” and similar terms are to be deemed to refer to this

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Agreement as a whole and not to any specific Section; (g) the headings are for reference purposes only and shall not affect in any way the meaning or interpretation of the Master Transaction Agreement or the other Ancillary Agreements; (h) this Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted; (i) if a word or phrase is defined, the other grammatical forms of such word or phrase have a corresponding meaning; (j) references to any statute, listing rule, rule, standard, regulation or other law include a reference to the corresponding rules and regulations; (k) references to any section of any statute, listing rule, rule, standard, regulation or other law include any successor to such section; (l) references to any Person include such Person’s predecessors or successors, whether by merger, consolidation, amalgamation, reorganization or otherwise; and (m) references to any contract (including this Agreement) or organizational document are to the contract or organizational document as amended, modified, supplemented or replaced from time to time, unless otherwise stated.

Section 12.9. No Third Party Beneficiaries. Except as otherwise expressly set forth in any provision of this Agreement, including with respect to the Ceding Company Indemnified Parties and the Reinsurer Indemnified Parties, nothing in this Agreement is intended or shall be construed to give any Person, other than the Parties, their successors and permitted assigns, any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision contained herein.

Section 12.10. Execution in Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or other means of electronic transmission utilizing reasonable image scan technology shall be as effective as delivery of a manually executed counterpart of this Agreement.

Section 12.11. Treatment of Confidential Information. The Parties agree to comply in all material respects with all Privacy and Security Laws in connection with this Agreement, including complying with the provisions of Section 10.1 of the Administrative Services Agreement. Such requirement shall survive the termination of this Agreement.

Section 12.12. Incontestability. In consideration of the mutual covenants and agreements contained herein, each Party agrees that this Agreement, and each and every provision hereof, is and shall be enforceable by and between them according to its terms, and each Party does hereby agree that it shall not contest the validity or enforceability hereof.

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DocuSign Envelope ID: 3E0A5ADB-E129-4CC5-8E3A-223ABC039C67

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed on the day and year first above written.

THE PRUDENTIAL INSURANCE COMPANY OF AMERICA

By:
Name: [REDACTED]
Title: Senior Vice President

[Signature Page to PICA FSS Reinsurance Agreement (NY)]

GREAT-WEST LIFE & ANNUITY INSURANCE COMPANY OF NEW YORK

By:
Name: [REDACTED]
Title:    President and Chief Executive Officer

[Signature Page to PICA FSS Reinsurance Agreement (NY)]